Elite Information Group, Inc.
Barry Emerson, 323/642-5200
bemerson@elite.com

Elite Information Group Reports First Quarter Results
Net Income Up 52% Year Over Year

LOS ANGELES (April 24, 2003) – Elite Information Group, Inc. (NASDAQ: ELTE) today reported that revenues, before reimbursable expenses, for the first quarter ended March 31, 2003, increased 10% to $20.3 million compared with $18.4 million for the first quarter of 2002. Net income for the first quarter increased 52% to $1.1 million, or $0.13 per diluted share, compared with net income of $706,000, or $0.08 per diluted share, for the prior-year period.

Elite’s consolidated backlog of signed customer contracts totaled $33 million at March 31, 2003, versus $29.4 million at March 31, 2002, and remained strong compared with the Company’s record backlog of $34 million at December 31, 2002.

Chris Poole, chairman and chief executive officer of Elite Information Group, commented, “Our strategy of strengthening Elite’s leading position in the legal industry, along with growing our business internationally and in other professional services markets, once again provided solid returns this quarter. In addition to the healthy volume of sales during the quarter, the nature of those sales was also encouraging, with a greater proportion of orders coming from higher margin new customer sales. Our international sales also maintained strong momentum, representing 27% of total new customer sales in the quarter, while sales to professional service firms outside of the legal market represented 17% of new sales. Given the record backlog reached at year-end 2002 and the continued growth in revenues over the past year, we are especially pleased with the efforts of our sales team to maintain backlog levels above the $30 million threshold for the fourth consecutive quarter, as well as the significant increase in earnings over the same period last year.

“Although the previously announced transactions by which we plan to be acquired by The Thomson Corporation (TSX: TOC; NYSE: TOC) are not yet complete, we look forward to joining forces with Thomson and West. Our long-term vision has been to become the worldwide leader in delivering integrated practice and financial management solutions to the professional services industry, and we believe that we can accelerate our plans and enhance our customers’ experiences through this combination.”

Barry Emerson, vice president and chief financial officer of Elite, stated, “The Company’s revenue growth for the first quarter this year, compared to the first three months of 2002, reflects

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Elite Information Group, Inc.	5100 West Goldleaf Circle, Suite 100	Los Angeles, CA 90056-1271	323-642-5200	Fax 323-642-5400	www.elite.com

ELTE Reports Q1 Results

April 24, 2003

Elite’s record-high backlog level entering the year, combined with a ramp-up in maintenance and support services revenue as a result of Elite’s growing customer base. Operating results for our core EIS business showed strong growth in both revenues and profit over the prior year. Elite’s financial condition remains very strong. We ended the quarter with over $26 million of cash and short-term investments and no long-term debt.”

Update on Acquisition of Elite by The Thomson Corporation (TSX: TOC; NYSE: TOC)

•	April 3, 2003 – The Thomson Corporation and Elite announced that they had signed a definitive agreement under which Thomson will acquire Elite under the terms of a cash tender offer of $14 a share for 100% of the outstanding shares of Elite common stock, followed by a second step merger.

•	April 11, 2003 – Thomson commenced the tender offer that is currently scheduled to expire at midnight, New York City Time, on May 8, 2003, unless the offer is extended.

•	The tender offer is conditioned upon, among other things, the tender of at least a majority of the outstanding Elite shares on a fully diluted basis, expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary conditions.

•	The transaction is currently expected to close in the second quarter of 2003.

Postponement of Elite Annual Meeting in light of Pending Acquisition

In light of Elite’s pending acquisition by Thomson, Elite has indefinitely postponed its 2003 annual meeting of stockholders, which previously had been scheduled for May 29, 2003. If and when the tender offer described above is consummated, Thomson will have the right to select at least a majority of Elite’s Board of Directors. Information regarding the rights of Thomson in this regard, as well as information regarding the designees of Thomson for appointment to Elite’s Board of Directors in such event, along with other information that typically would be contained in Elite’s proxy statement relating to its 2003 annual meeting of stockholders, is contained in Annex I to Elite’s Solicitation/Recommendation Statement on Schedule 14D-9, as amended, initially filed with the Securities and Exchange Commission on April 11, 2003.

About Elite Information Group

Elite Information Group, Inc. is an international provider of a comprehensive suite of business software to professional service firms. Elite’s customers include legal and other professional services organizations of all sizes such as accounting, consulting, public relations, financial services, actuarial, software, security, insurance, market research and systems integration firms, as well as corporate law departments and government agencies. More than one-half of the top 100 U.S. law firms, more than one-third of the top 1,000 U.S. law firms, and approximately one-third of the top 100 law firms in the UK use Elite’s practice management systems. Headquartered in Los Angeles, Elite was named a top-ten software developer in 2000 and 2001 by the Los Angeles Business Journal, and was ranked among the fifty fastest growing technology companies in southern California in 2002 by Deloitte & Touche. The Company has offices in Los Angeles, New York, Philadelphia and London. For more information, visit www.elite.com.

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ELTE Reports Q1 Results

April 24, 2003

Note: This press release contains certain statements that are, or may be, “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that represent the Company’s expectations or beliefs concerning future events, including the Company’s future financial performance and financial condition, and its pending acquisition by The Thomson Corporation. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in, and cause actual results to vary materially from any results expressed or implied by, such forward-looking statements include the timing and amount of revenue that may be recognized by the Company including customer project delays, disputes or cancellations, continuation of current expense trends, absence of unforeseen changes in the Company’s markets, continued acceptance of the Company’s existing services and products in the Company’s existing markets and the acceptance of these services and products in new markets, the profitability of the Company’s sales mix including the proportion of software licenses to services, the ability to timely complete the development of new products and services at reasonable cost, customer acceptance of new products and services, general changes in the economy, and conditions that could delay or prevent the pending acquisition of the Company by The Thomson Corporation. These factors of risk are also detailed from time to time in the Company’s SEC reports, including the Report on Form 10-K for the year ended December 31, 2002. Specifically, the conditions to consummation of the pending acquisition are described in the Offer to Purchase included in the Schedule TO, as amended, initially filed with the SEC by The Thomson Corporation on April 11, 2003. Actual results may vary materially. The Company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or internet services.

This press release is for informational purposes only. It does not constitute an offer to purchase shares of Elite or a Solicitation/Recommendation Statement under the rules and regulations of the Securities and Exchange Commission. The tender offer will only be made through the Offer to Purchase and related Letter of Transmittal provided to Elite security holders in connection with the offer. Thomson has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO and Elite has filed a Solicitation/Recommendation Statement on Schedule 14D-9. These documents contain important information and security holders of Elite are advised to read these documents carefully before making any decision with respect to the cash tender offer. These documents may be obtained free of charge at the Securities and Exchange Commission’s website at www.sec.gov. Persons with questions regarding the offer should contact Innisfree M&A Incorporated at 888.750.5834.

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Elite Information Group, Inc.
Consolidated Statement of Operations
(In thousands, except per share data)

	(Unaudited)
	Three months ended
	March 31,

	2003	2002

Revenue:
Revenue before expense reimbursements	$20,281	$18,367
Expense reimbursements	1,305	842

Total revenue	21,586	19,209
Cost of revenue:
Cost of revenue before reimbursable expenses	9,737	8,833
Reimbursable expenses	1,305	842

Total cost of revenue	11,042	9,675
Gross profit	10,544	9,534

Gross profit %, before reimbursable expenses	52%	52%
Operating expenses:
Research and development	2,817	2,607
Sales and marketing	3,731	3,440
General and administrative	2,353	2,254
Amortization of goodwill and other acquired intangibles	190	190

Total operating expenses	9,091	8,491

Operating income	1,453	1,043
Interest income, net	85	96

Income before income taxes	1,538	1,139
Income tax provision	(461)	(433)

Net income	$1,077	$706

Net income per share
- Basic	$0.14	$0.09
- Diluted	$0.13	$0.08
Weighted average shares outstanding
- Basic	7,860	8,166
- Diluted	8,287	8,751

Elite Information Group, Inc.
Consolidated Balance Sheet
(In thousands, except share data)

	(Unaudited) March 31,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$18,160	$16,963
Short-term investments	8,583	7,732
Receivables	28,248	29,989
Deferred income taxes	2,181	2,330
Other current assets	2,534	1,779

Total current assets	59,706	58,793
Property and equipment, net	1,888	2,038
Software costs, net	1,485	1,631
Goodwill, net	9,349	9,349
Intangible assets, net	2,697	2,888
Other assets	78	81

	$75,203	$74,780

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,152	$2,819
Accrued compensation	3,985	5,049
Other current liabilities	2,788	2,789
Deferred revenue and customer deposits	21,757	21,470
Income taxes payable	1,923	2,055

Total current liabilities	33,605	34,182

Stockholders’ equity:
Common stock, $.01 par value; Authorized 20,000,000 shares;
Issued shares were 9,500,986 at 3/31/03 and 9,492,789 at 12/31/02	95	95
Paid-in capital	40,112	40,060
Treasury stock, at cost, was 1,635,533 shares at 3/31/03 and 1,654,836 shares at 12/31/02	(8,906)	(9,011)
Accumulated earnings	10,182	9,105
Accumulated other comprehensive income	115	349

	41,598	40,598

	$75,203	$74,780